Exhibit 23.6
CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS
We hereby consent to the references in this Registration Statement on Form S-4 of Stone Energy Corporation to our firm and to the use of our reserve reports setting forth the interests of Stone Energy Corporation and its subsidiaries (collectively the “Company”) relating to the estimated quantities of certain of the Company’s proved reserves of oil and gas and present values thereof for the period included therein. We further consent to references to our firm under the “Experts”.
NETHERLAND, SEWELL & ASSOCIATES, INC.

By :	/s/ Danny D. Simmons Danny D. Simmons, P.E. President and Chief Operating Officer

Houston, Texas

June 4, 2008